Exhibit 99.2

RULE 438 CONSENT

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I will become a director of National Commerce Corporation (“NCC”) after consummation of the merger of Landmark Bancshares, Inc. with and into NCC, and am so designated in the Registration Statement on Form S-4, and all amendments and supplements thereto, filed by NCC with the Securities and Exchange Commission in connection with the merger (the “Registration Statement”). I hereby consent to being so designated in the Registration Statement and to the filing of this consent with the Registration Statement.

/s/ William D. Smith, Jr.
William D. Smith, Jr.
May 31, 2018